UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 7, 2013

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York		10007
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On January 7, 2013, Lowell McAdam, Chairman and Chief Executive Officer of Verizon Communications Inc. (Verizon), provided an update on the Company’s financial and operational performance at the Citi Global Internet, Media and Telecommunications Conference.

- Verizon Wireless expects to achieve 2.1 million retail postpaid net additions in the fourth quarter 2012; approximately 87 percent of postpaid phone sales were smartphones. For the full year, smartphone activations increased more than 15 percent as compared to 2011. As a result, we expect a near-term negative impact on Verizon Wireless’ segment EBITDA service margin, which will be greater than the sequential decline from fourth quarter 2011, and a consequent negative impact on earnings per share.

- The Company expects that customer net additions to its FiOS service will be over 130,000 for the fourth quarter 2012, despite dedication of its resources to Superstorm Sandy restoral efforts.

- For the fourth quarter 2012, the Company expects to record a pre-tax charge of approximately $7 billion to $7.5 billion, related primarily to the non-cash year-end remeasurement of pension and other postretirement liabilities, due to changes in the discount rate and other actuarial assumptions, as well as the annuitization of various pension liabilities during the quarter.

- For the fourth quarter 2012, the Company also expects non-operational pre-tax charges of approximately $1.0 billion to $1.5 billion related to the early retirement of debt and other restructuring activities during the quarter.

- The Company estimates that the direct impact from Superstorm Sandy will be approximately $1 billion, with over half of this amount related to operating expenses and the remainder related to capital expenditures and estimates that approximately one-third of the total amount will be recovered by insurance. The operating expenses related to the ongoing restoration and rebuilding efforts from Superstorm Sandy will be included in our segment results of operations beginning in the fourth quarter 2012.

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; competition in our markets; material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact; material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	January 7, 2013	/s/ Robert J. Barish
Robert J. Barish
Senior Vice President and Controller